THE WALKING COMPANY HOLDINGS, INC. AND SUBSIDIARIES
(FKA BIG DOG HOLDINGS, INC. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED DECEMBER 31
	2008	2007

NET SALES	$229,930,000)	$206,335,000)
COST OF GOODS SOLD	117,455,000)	98,432,000)
GROSS PROFIT	112,475,000)	107,903,000)

OPERATING EXPENSES:
Selling, marketing and distribution	107,342,000)	95,063,000)
General and administrative	10,513,000)	10,799,000)
Total operating expenses	117,855,000)	105,862,000)

(LOSS) INCOME FROM OPERATIONS	(5,380,000)	2,041,000

INTEREST INCOME	(2,000)	(10,000)

INTEREST EXPENSE (Notes 5 and 6)	4,157,000	4,255,000

LOSS BEFORE BENEFIT FROM INCOME TAXES	(9,535,000)	(2,204,000)

BENEFIT FROM INCOME TAXES (Note 7)	(2,288,000)	(849,000)

LOSS FROM CONTINUING OPERATIONS	(7,247,000)	(1,355,000)

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX BENEFIT (Note 8)	(2,926,000)	(2,101,000)

NET LOSS	$(10,173,000)	$(3,456,000)

NET LOSS PER SHARE:
Continuing operations	(0.76)	(0.15)
Discontinued operations	(0. 31)	(0.22)
BASIC AND DILUTED	$(1.07))	$(0.37))